Exhibit 99.1

Media Contact:

Janella Escobar

janella.escobar@crackerbarrel.com

(615) 235-4618

Investor Contact:

Jessica Hazel

jessica.hazel@crackerbarrel.com

(615) 235-4367

Cracker Barrel Old Country Store® Elects Meg Crofton to Board of Directors

LEBANON, Tenn. (Aug. 1, 2017) – Cracker Barrel Old Country Store® (Nasdaq: CBRL) today announced that Meg Crofton has been elected to the company’s Board of Directors, effective immediately. A 35-year veteran of The Walt Disney Company, Ms. Crofton served as president of Walt Disney Parks and Resorts, United States and France before retiring in 2015.

Ms. Crofton brings extensive hospitality experience to Cracker Barrel and is widely known and respected for her leadership and passion for a world-class customer and employee experience. As president of Walt Disney Parks and Resorts, United States and France, she was responsible for the operations of the company’s theme parks and resorts in Florida, California and Paris. In addition, the division’s global functional lines of business reported to her – food and beverage, merchandise, hotel and park operations, facilities/maintenance, safety and security. Throughout her Disney career, Ms. Crofton held a wide range of executive positions in both operating and functional areas, as well as key leadership roles in the openings of many domestic and international properties.

“We’re very pleased to have Meg join our Board and look forward to the experience and judgment she brings as we continue to strengthen the Cracker Barrel brand,” said Cracker Barrel Chairman of the Board James W. Bradford. “Meg’s focus on helping leaders to realize their greatest potential in order to drive business performance, as well as her belief that a great guest experience depends on a great employee experience will add a valuable perspective to our board.”

About Cracker Barrel Old Country Store, Inc.

Cracker Barrel Old Country Store provides a friendly home-away-from-home in its old country stores and restaurants. Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price. The restaurants serve up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as our signature biscuits using an old family recipe. The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 in Lebanon, Tenn. and operates 645 company-owned Cracker Barrel locations and four company-owned Holler & Dash Biscuit House locations across 44 states. Every Cracker Barrel store is open seven days a week with hours Sunday through Thursday, 6 a.m. – 10 p.m., and Friday and Saturday, 6 a.m. - 11 p.m. For more information, visit: crackerbarrel.com.

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